Exhibit (e)(6)

EXECUTION VERSION

Westway Group, Inc.

365 Canal Street, Suite 2900

New Orleans, LA 70130

October 30, 2012

EQT Infrastructure II GP B.V.1

World Trade Center Schiphol

H-Tower, Floor 4

Schiphol Boulevard 355, 1118 BJ Schiphol

The Netherlands

Attention:        Dêon Van der Ploeg, Managing Director

Marc Hedeman Joosten, Legal Counsel

Gentlemen,

In order to allow EQT Infrastructure II Limited Partnership (“you”), to evaluate a potential negotiated transaction (the “Proposed Transaction”) with Westway Group, Inc., a Delaware corporation (together with all of its subsidiaries, the “Company”), we may in our discretion furnish to you, upon your execution and delivery to us of this letter agreement, certain information about the properties and operations of the Company. As used in this letter agreement, the terms “we” and “us” shall mean Westway Group, Inc., acting through its Board of Directors (the “Board”) or the special committee of the Board (the “Special Committee”) given the authority to act on behalf of the Board in this regard. All information about the Company furnished by us or our Representatives (as defined below), whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.” Proprietary Information includes (i) all notes, analyses, compilations, studies or other documents prepared by you or your Representatives which contain or reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto, and (ii) the fact that the Company is considering and may negotiate a Proposed Transaction, the terms or conditions or any other facts relating thereto, the fact that discussions are taking place with respect thereto or the status thereof, the fact that this letter agreement has been executed and the fact that Proprietary Information has been made available to you or your Representatives. Proprietary Information does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (b) was available to you or your Representatives on a nonconfidential basis prior to its disclosure by us or our Representatives; provided that the source of such information is not known to you to be bound by a confidentiality agreement with us or any Representative of ours, or is otherwise not under an obligation to us or any Representative of ours not to transmit the information to you, or (c) becomes available to you or your Representatives on a nonconfidential basis from a person other than us or our Representatives who is not otherwise known to you to be bound by a confidentiality agreement with us or any Representative of ours, or is otherwise not under an obligation to us or any Representative of ours not to transmit the information to you. As used in this letter agreement, the term “Representative” means, as to any person, such person’s affiliates, if any, and its and their (or their general partner’s, as applicable) directors, officers, employees, managing members, agents and advisors (including, without limitation, financial advisors, counsel and accountants), together with the “Representatives” of such Representatives; provided, that your “affiliates” for purposes of this letter agreement shall include, as applicable, your general partner, manager, the managing members of your general

[1]	EQT Infrastructure II GP B.V., a private company with limited liability (“besloten vennootschap met beperkte aansprakelijkheid”) registered with the commercial register of the Chambers of Commerce in the Netherlands under number 54468701 with its registered office at World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, the Netherlands, acting in its capacity as general partner of EQT Infrastructure II Limited Partnership, a limited partnership registered in England and Wales under number LP014908, with its principal place of business for the time being at World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, the Netherlands.

partner and the other investment partnerships under common control with you. As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, the media, and any corporation, company, partnership, other entity or individual.

Unless otherwise agreed to in writing by us, you agree (a) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person, including, without limitation, management or operations, other than your Representatives who are participating in your evaluation of the Proposed Transaction and who, in your reasonable judgment, need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction, and who are informed of the confidential nature of the Proprietary Information and who agree to be bound by the non-disclosure and use limitation provisions of this letter agreement that are applicable to you, and (b) not to use Proprietary Information, directly or indirectly, for any purpose, including, without limitation, to compete with the Company, other than in connection with your evaluation of the Proposed Transaction or the consummation of the Proposed Transaction pursuant to a final definitive agreement with the Company (“FDA”). You agree that the dissemination of Proprietary Information within your organization shall be strictly limited to the minimum possible number of people and only to those persons whose duties require that they know such Proprietary Information for purposes of evaluating the Proposed Transaction, provided, further, that in no event will you share any of the Proprietary Information, the existence of this letter agreement or the fact that you have received Proprietary Information with any operating management or personnel of any competing business which you operate unless you have received our prior written consent to do so.

You agree to inform each of your Representatives of the confidential nature of the Proprietary Information and of this letter agreement and to use your reasonable best efforts to cause your Representatives to observe the terms of this letter agreement and not to use the Proprietary Information other than in connection with your evaluation of the Proposed Transaction. In any case, you will be responsible for any breach of the terms of this letter agreement by you or your Representatives and you agree at your sole expense to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of Proprietary Information or other breach of this letter agreement.

In the event that you are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information or any other information concerning the Company or the Proposed Transaction, you agree that, unless prohibited by applicable law, you will provide us with prompt notice of such request or requirement in order to enable us to seek an appropriate protective order or other remedy, to consult with you with respect to our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, on the advice of your legal counsel to that effect, legally required to disclose Proprietary Information, you may, after notice to and consultation with us, disclose solely that Proprietary Information which on the advice of legal counsel you are legally required to disclose. In any such event you will use your reasonable best efforts (and will reasonably cooperate with us in our efforts) to ensure that such Proprietary Information and other information that is so disclosed will be accorded confidential treatment.

In the event that you supply to the Company or to us or to any of our subsidiaries any information that you deem to be confidential (“Your Confidential Information”) then we agree that as regards Your Confidential Information we shall perform and observe mutatis mutandis the same obligations in this letter agreement as apply to you in respect of Proprietary Information and, in addition, that the same rights, benefits and beneficial exclusions that we have under this letter agreement shall also apply mutatis mutandis to you.

You acknowledge that the Company has the absolute right to determine what Proprietary Information, properties and personnel it wishes to make available to you. During the course of your evaluation, you and your Representatives agree that you will not, directly or indirectly initiate contact for any purpose relating to your evaluation of the Proposed Transaction with any director, officer, employee, customer or supplier of the Company or any other third party actually known to you to be related to the Company and that you will submit any requests for such contact only to Evercore Group L.L.C., as advisor to the Company. If your evaluation of the Proposed Transaction is terminated by you or the Company, you and your Representatives will permanently cease all such contacts for any purposes relating to your evaluation of the Proposed Transaction, whether or not previously authorized.

You acknowledge that as of the date hereof, except as disclosed in the Company’s public filings with the Securities and Exchange Commission as of the date hereof, neither you nor any of your affiliates beneficially own any securities or rights to acquire any securities of the Company. You also agree that for a period of one year from the date of this letter agreement, neither you nor any of your affiliates will, directly or indirectly, unless specifically invited in writing to do so by the Board or, as appropriate, the Special Committee:

(a) acquire, offer or seek to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any securities or direct or indirect rights to acquire any securities of the Company (except pursuant to a stock split, stock dividend or reclassification), or of any successor to or person in control of the Company, or any assets of the Company or any division thereof or of any such successor or controlling person (but with respect to such controlling person, only with respect to assets relating to the Company);

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote or consent (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence, alone or in concert with others, any person or entity with respect to the voting of, or granting of a consent with respect to, any voting securities of the Company, or seek to control or influence, alone or in concert with others, the management, Board of Directors or policies of the Company; (c) nominate, or seek to nominate, directly or indirectly, any person to the Board of Directors;

(d) make, effect, initiate, cause or participate in, directly or indirectly, or make any public announcement with respect to, or submit or make a proposal for, or offer of (with or without conditions) any merger, business combination, tender or exchange offer, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any of its securities or assets;

(e) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in connection with any of the foregoing;

(f) negotiate, discuss, advise, assist or encourage any other person in connection with the foregoing or take any other action intended to, or reasonably likely to, force the Company to make a public announcement regarding the types of matters set forth above;

(g) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of any action referred to in clauses (a) through (e) above; or

(h) request the Company, the Board, the Special Committee or any of the Company’s Representatives, directly or indirectly, to amend, waive or consider the amendment or waiver of any provision of this paragraph.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this letter agreement.

If you determine that you do not wish to proceed with further discussions and negotiations regarding the Proposed Transaction, you will promptly advise us of that decision. In that case, or in the event that we, in our sole discretion, so request or the Proposed Transaction is not consummated by you, you will promptly deliver to us or destroy (and deliver to us a certification of such destruction) all Proprietary Information, including all copies, reproductions, electronic records, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any Representative of yours. However, you are allowed to keep copies of the Proprietary Information if required in order for you to meet legal requirements and regulations.

You agree and acknowledge that the Company reserves the right, in its sole discretion and without any liability to you, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between you and the Company and to terminate discussions and negotiations with you at any time. You further agree and acknowledge that (a) the Board of Directors and the Special Committee shall be free to conduct the process for the Proposed Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective counterparty and entering into an FDA without prior notice to you or to any other person), (b) any procedures relating to such Proposed Transaction may be changed at any time without notice to you or any other person and (c) you shall not have any claims whatsoever against the Company, its Representatives or any of the respective officers, directors, employees, agents or controlling persons of such Representatives arising out of, or relating to, a possible transaction involving the Company.

You acknowledge that neither the Company nor its Representatives and none of the respective officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives relating to or arising from your or their use of any Proprietary Information or for any errors therein or omissions therefrom. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable FDA should discussions between you and the Company progress to such a point. Only those representations and warranties that are made in an FDA when, as and if executed and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

You agree that, without our prior written consent, you will not for a period of two years from the date hereof (the “Non-Solicit Period”) directly or indirectly cause or encourage any person to solicit for employment or employ any employee who is now employed by us or any of our subsidiaries, including management, sales and technical personnel who is or becomes known to you as a result of your evaluation or otherwise in connection with the Proposed Transaction. It is understood and agreed that the foregoing shall not be deemed to prohibit general solicitations of employment not specifically directed toward employees of the Company; provided that notwithstanding anything contained herein, you will not employ any of the individuals set forth on Exhibit A hereto during the Non-Solicit Period.

Without prejudice to the rights and remedies otherwise available to us, you agree that money damages would not be a sufficient remedy for breach of this letter agreement and that we shall be entitled to obtain equitable relief by way of injunction or otherwise if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement. You further agree to waive any requirement for security or posting of any bond in connection with any such equitable remedy.

It is further understood and agreed that no failure or delay by either you nor us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. Any action arising out of or relating to this letter agreement shall be brought exclusively in the state or federal courts sitting in the District of Delaware which we and you agree is a convenient forum.

Any assignment of this letter agreement by you without our prior written consent shall be void.

This letter agreement contains the entire agreement between you and us concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon you or us, unless approved in writing by each of you and us. You acknowledge that the Board of Directors or Special Committee may condition your continued receipt of Proprietary Information on you entering into an amended or new confidentiality agreement. Any such new agreement shall supercede this letter agreement to the extent provided therein. The provisions of the FDA may supersede this letter agreement and any such new agreement to the extent specifically set forth in the FDA.

You acknowledge that you are aware, and that you will advise your Representatives who receive Proprietary Information or otherwise are informed as to the matters that are the subject matter of this letter agreement, of your and their obligations under the United States securities laws.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

WESTWAY GROUP, INC.

By:	/s/ Francis P. Jenkins, Jr.
	Name:	Francis P. Jenkins, Jr.
	Title:	Chairman of the Special Committee

Accepted and Agreed as of

the date first written above:

EQT Infrastructure II GP B.V.

By:	/s/ G.J. Van der Ptoeg
Name: G.J. Van der Ptoeg
Title: Director

By:	/s/ M.H.J. Hedeman Joosten
Name: M.H.J. Hedeman Joosten
Title: Director

Exhibit A

Corporate:

James Jenkins, Chief Executive Officer

Thomas Masilla Jr., Chief Financial Officer and Secretary

Wade Blanchard, Vice President, European Health, Safety, Environmental, and Quality (“HSEQ”)

Chad Saltzman, Corporate Controller

Grayson Marloff

Joe Roussell

Human Resources:

Marie O’Donnell

Information Technology:

Peter Griffiths

Rakesh Bhansali

Westway Feed Products LLC:

Steve Boehmer, President

Dr. Joe Harris, Executive Vice President

Bill Anderson, Director of Business Development

Mike Strobel, Director of Operations

Willie Hayes, Director of Sales

Jerry Stephenson, National Accts. Manager

Rob Barrigan

Westway Terminal Company LLC:

Gene McClain, President

Bert van Holst, European Operations Director

Robbie Johnson, VP of Operations and Engineering

Mark O’Donnell, Regional Sales Manager

Steven Palm, Regional Sales Manager

Bill Johnston, Regional Manager

Brian Kleczkowski, Regional Manager

Dino DeLuca, Regional Manager

Jennifer Montz

Etienne Mostertman

Westway Group, Inc.

365 Canal Street, Suite 2900

New Orleans, LA 70130

November 7, 2012

EQT Infrastructure II GP B.V.1

World Trade Center Schiphol

H-Tower, Floor 4

Schiphol Boulevard 355, 1118 BJ Schiphol

The Netherlands

Attention:        Dêon Van der Ploeg, Managing Director

Marc Hedeman Joosten, Legal Counsel

Gentlemen,

Reference is hereby made to the letter agreement (the “Letter Agreement”), dated October 30, 2012, by and between EQT Infrastructure II Limited Partnership (“you”) and Westway Group, Inc., a Delaware corporation (together with all of its subsidiaries, the “Company”). As used herein, the terms “we” and “us” shall mean Westway Group, Inc., acting through its Board of Directors (the “Board”) or the special committee of the Board (the “Special Committee”) given the authority to act on behalf of the Board in this regard.

The parties hereto agree that, for purposes of the Letter Agreement, the term “Representatives” therein shall mean, as to any person, such person’s affiliates, if any, and its and their (or their general partner’s, as applicable) directors, officers, employees, managing members, agents and advisors (including, without limitation, financial advisors, potential sources of debt financing, counsel and accountants), together with the “Representatives” of such Representatives.

Except as expressly provided herein, all other terms and provisions of the Letter Agreement shall remain in full force and effect.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[1]	EQT Infrastructure II GP B.V., a private company with limited liability (“besloten vennootschap met beperkte aansprakelijkheid”) registered with the commercial register of the Chambers of Commerce in the Netherlands under number 54468701 with its registered office at World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, the Netherlands, acting in its capacity as general partner of EQT Infrastructure II Limited Partnership, a limited partnership registered in England and Wales under number LP014908, with its principal place of business for the time being at World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, the Netherlands.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

WESTWAY GROUP, INC.

By:	/s/ Francis P. Jenkins, Jr.
	Name:	Francis P. Jenkins, Jr.
	Title:	Chairman of the Special Committee

Accepted and Agreed as of

the date first written above:

EQT Infrastructure II GP B.V.

By:	/s/ G.J. Van der Ptoeg
Name: G.J. Van der Ptoeg
Title: Director

By:	/s/ M.H.J. Hedeman Joosten
Name: M.H.J. Hedeman Joosten
Title: Director